Exhibit 99.1

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Reports Strong Third Quarter Sales and Earnings Growth

Third Quarter 2014 Highlights:

•	Earnings from continuing operations of $0.60 per share, $0.63 ex-items vs. $0.37 on the same basis in the prior year

•	Sales of nearly $1.5 billion were up 7% from gains across targeted packaging and specialty chemicals markets

•	EBITDA ex-items of $285 million increased 20% driven by strong improvement across all packaging segments

•	Margin expansion driven by broad volume, price/mix and productivity improvement, as well as cost savings benefits; company expects to exceed its 2014 savings goal of $75 million

RICHMOND, Va., Oct. 28, 2014—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported strong sales and EBITDA margin growth in the third quarter of 2014 (see table below). Sales increased from gains across targeted, higher-value packaging and specialty chemicals end markets. Margin grew from strong operational performance, gains in productivity from major efficiency investments, and cost reductions associated with the company’s margin improvement program. As a result, total company EBITDA ex-items increased 20% to $285 million, or 19.4% of sales. Refer to the “Use of Non-GAAP Measures” section of this release for further information.

	EBITDA ($MM)	rvs. prior year	EBITDA Margin	r vs. prior year
Food & Beverage	$161	+16%	18.9%	+140 bps
Home, Health & Beauty	$28	+12%	15.3%	+180 bps
Industrial	$37	+48%	24.7%	+580 bps
Specialty Chemicals (1)	$77	+4%	27.2%	-130 bps

(1)	Excluding one-time benefits totaling $7 million in the third quarter of 2013, EBITDA margin in the third quarter of 2014 improved 140 basis points compared to the prior year.

“We executed well and made excellent progress improving our margins during the third quarter,” said John A. Luke, Jr., chairman and chief executive officer, MWV. “Despite a low- to no-growth global economic environment, we increased volumes of our valuable, differentiated products in many of our targeted end markets. We also greatly improved profitability from outstanding operational performance and reductions in our cost structure. We are executing our strategy with discipline and generating results each day that move us closer to our goal of sustained industry-leading margins.”

Quarterly Comparison

Sales from continuing operations in the third quarter of 2014 were $1.47 billion compared to $1.38 billion in the third quarter of 2013. Income from continuing operations attributable to the company in the third quarter of 2014 was $105 million or $0.60 per share, compared to $61 million or $0.34 per share in the third quarter of 2013. Income from continuing operations attributable to the company excluding special items was $109 million or $0.63 per share in the third quarter of 2014, compared to $68 million or $0.37 per share in the third quarter of 2013.

Third Quarter Segment Results

Following is a summary of third quarter 2014 results by business segment. All comparisons of the results for the third quarter of 2014 are with the third quarter of 2013 on a continuing operations basis.

Food & Beverage

In the Food & Beverage segment, sales grew 7% to $854 million in the third quarter of 2014 compared to $796 million in the third quarter of 2013. EBITDA increased 16% to $161 million in the third quarter of 2014 compared to $139 million in the third quarter of 2013.

•	Excellent operating leverage – positive volume and price/mix combined with strong operational execution and continued productivity from major mill efficiency investments

•	4% revenue increase in food driven by gains in food service

•	3% revenue growth in beverage driven by share gains in North America and continued strong growth in Asia

•	19% revenue increase in tobacco driven by continued strong volumes with North American brand owners and new customers in Asia

•	Backlogs in bleached paperboard at 5 weeks and CNK® at 2-3 weeks

Home, Health & Beauty

In the Home, Health & Beauty segment, sales were down 1% to $183 million in the third quarter of 2014 compared to $185 million in the third quarter of 2013. EBITDA increased 12% to $28 million in the third quarter of 2014 compared to $25 million in the third quarter of 2013.

•	Total revenue up 4% excluding the European and Brazilian folding carton businesses that the company exited

•	Strong revenue growth from continued gains in fragrance pumps and home and garden trigger and aerosol categories

•	Substantial profit improvement in healthcare adherence business

Industrial

In the Industrial segment, sales grew 14% to $150 million in the third quarter of 2014 compared to $132 million in the third quarter of 2013. EBITDA increased 48% to $37 million in the third quarter of 2014 compared to $25 million in the third quarter of 2013.

•	Significantly improved operating leverage – positive volume and price/mix combined with stronger operational performance in the expanded Brazilian platform

•	30% EBITDA margin in Brazil

•	6% volume improvement in Brazil, outperforming underlying corrugated market trends

•	Price and product mix improvement of 4% led by increases in Brazil to offset inflation

•	Productivity benefits from more consistent operating rates and the elimination of third-party paper purchases in the Brazilian operation

•	28% revenue growth in Indian industrial packaging business

Specialty Chemicals

In the Specialty Chemicals segment, sales grew 9% to $283 million in the third quarter of 2014 compared to $260 million in the third quarter of 2013. EBITDA increased 4% to $77 million in the third quarter of 2014 compared to $74 million in the third quarter of 2013.

•	Revenue growth and price/mix improvement from gains in high value strategic markets – oilfield, asphalt and carbon technologies

•	Positive productivity from continued improvement in plant utilization rates

•	Excluding one-time benefits totaling $7 million in the third quarter of 2013, EBITDA margin in the third quarter of 2014 improved 140 basis points

Community Development and Land Management

Sales for the Community Development and Land Management segment were $8 million in the third quarter of 2014 compared to $6 million in the third quarter of 2013. A loss of $1 million was reported in the third quarter of 2014 compared to a loss of $3 million in the third quarter of 2013.

Other Items

During the third quarter of 2014, the company purchased and retired 1.1 million of its common shares for $44 million, and in October 2014 the company completed its 2014 repurchase program by purchasing and retiring an additional 1.0 million shares of its common shares for $43 million. With the completion of this repurchase program, the company has repurchased a total of 13.8 million common shares for $525 million throughout the duration of the program. Including the special dividend paid during the first quarter of 2014 as well as the above share repurchases, the company has returned to shareholders approximately $700 million using proceeds received from the sale of forestlands and related assets to Plum Creek in the fourth quarter of 2013.

In the third quarter of 2014, total pre-tax input costs of energy, raw materials and freight increased by $22 million compared to the third quarter of 2013 on a continuing operations basis.

In the third quarter of 2014, the pre-tax impact on earnings from foreign currency exchange was $3 million unfavorable compared to the third quarter of 2013 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations was $139 million in the third quarter of 2014 compared to $107 million in the third quarter of 2013, reflecting higher earnings compared to 2013.

Capital spending declined to $74 million in the third quarter of 2014 compared to $108 million in the third quarter of 2013, reflecting lower overall investment primarily related to the Covington biomass boiler, which was completed in the fourth quarter of 2013.

The effective tax rate attributable to continuing operations was approximately 28% in the third quarter of 2014. The mix and level of earnings between domestic and foreign operations contributed to the difference between the effective tax rate and statutory rates.

During the third quarter of 2014, MWV paid a regular quarterly dividend of $0.25 per share.

Fourth Quarter 2014 Outlook

For the fourth quarter of 2014, earnings excluding special items are expected to be above year-ago levels on a continuing operations basis. The company expects ongoing benefits from solid execution of its commercial and operational excellence strategies, as well as continued contributions from its growth and productivity investments and cost savings initiatives.

The principal benefits that are expected to drive the company’s improvement in the fourth quarter are:

•	Increases in consumer and industrial packaging volumes

•	Ongoing value-based pricing initiatives across all packaging businesses

•	Productivity improvements and continued positive operating leverage from increased mill and plant utilization rates

•	Continuing cost reduction efforts, including the company’s ongoing margin improvement program

These principal benefits may be partially offset by:

•	Continued weak global economic conditions, especially in Brazil and the Eurozone

•	Continued demand challenges in liquid packaging and North American frozen and processed food markets

•	Continued higher costs for wood fiber

•	Negative impact from foreign currency exchange, principally the Euro and the Real

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1085 (toll-free domestic) or 1 (612) 234-9959 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12 p.m. (EDT) on Tuesday, October 28, 2014, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 338183

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy and infrastructure industries, and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from unpredictable costs of energy and raw materials, including wood fiber and other input costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to maximize the value of its development land holdings; adverse results in current or future litigation; currency movements; volatility or deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$1,468	$1,378	$4,257	$4.079

Cost of sales	1,135	1,095	3,359	3,363
Selling, general and administrative expenses	144	157	465	484
Interest expense	54	39	160	117
Other income, net	(13)	(13)	(27)	(24)

Income from continuing operations before income taxes	148	100	300	139
Income tax provision	41	39	89	30

Income from continuing operations	107	61	211	109

Income from discontinued operations, net of income taxes	1	19	1	51

Net income	108	80	212	160
Less: Income (loss) attributable to non-controlling interests, net of taxes	2	—	2	(2)

Net income attributable to the company	$106	$80	$210	$162

Income from continuing operations attributable to the company	$105	$61	$209	$111

Net income per diluted share attributable to the company:
Income from continuing operations	$0.60	$0.34	$1.22	$0.62
Income from discontinued operations	0.01	0.10	0.00	0.28

Net income attributable to the company	$0.61	$0.44	$1.22	$0.90

Shares used to compute net income per diluted share	171.6	180.8	172.0	180.1

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$400	$1,057
Accounts receivable, net	784	625
Inventories	723	686
Other current assets	121	108

Current assets	2,028	2,476

Property, plant, equipment and forestlands, net	3,490	3,647
Prepaid pension asset	1,567	1,475
Goodwill	704	716
Restricted assets held by special purpose entities	1,258	1,258
Other assets	657	713

	$9,704	$10,285

Liabilities and Equity
Accounts payable	$549	$563
Accrued expenses	428	534
Notes payable and current maturities of long-term debt	87	79

Current liabilities	1,064	1,176

Long-term debt	1,799	1,816
Non-recourse liabilities held by special purpose entities	1,112	1,112
Deferred income taxes	1,370	1,348
Other long-term obligations	688	734

Shareholders’ equity	3,512	3,944
Non-controlling interests	159	155

Total equity	3,671	4,099

	$9,704	$10,285

MeadWestvaco Corporation and consolidated subsidiary companies

Condensed Consolidated Statements of Cash Flow

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash flow from operating activities:
Net income	$108	$80	$212	$160
Discontinued operations	(1)	(19)	(1)	(51)
Depreciation, depletion and amortization	93	96	279	289
Deferred income taxes	8	15	24	7
Pension income (excluding settlements, curtailments, and termination benefits)	(30)	(30)	(91)	(74)
Changes in working capital	(14)	(11)	(230)	(164)
Payment of alternative minimum taxes - forestlands sale	—	—	(98)	—
Other operating activities from continuing operations	(25)	(24)	(12)	(3)

Net cash provided by continuing operations	139	107	83	164
Discontinued operations	2	41	1	96

Net cash provided by operating activities	141	148	84	260

Cash flow from investing activities:
Capital expenditures	(74)	(108)	(214)	(337)
Other investing activities from continuing operations	61	22	78	24
Discontinued operations	—	(1)	—	(2)

Net cash used in investing activities	(13)	(87)	(136)	(315)

Cash flow from financing activities:
Proceeds from (payments of) debt and notes payable, net	27	(8)	(9)	(24)
Dividends paid - regular	(42)	(45)	(127)	(133)
Dividends paid - special	—	—	(175)	—
Stock repurchases	(40)	—	(345)	—
Other financing activities from continuing operations	(1)	24	55	28

Net cash used in financing activities	(56)	(29)	(601)	(129)

Effect of exchange rate changes on cash	(11)	(1)	(4)	(17)

Increase (decrease) in cash and cash equivalents	61	31	(657)	(201)

Cash and cash equivalents:
At beginning of period	339	431	1,057	663

At end of period	$400	$462	$400	$462

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales
Food & Beverage	$854	$796	$2,463	$2,359
Home, Health & Beauty	183	185	590	561
Industrial	150	132	421	402
Specialty Chemicals	283	260	800	746
Community Development & Land Management	8	6	13	14

Total	1,478	1,379	4,287	4,082
Inter-segment eliminations	(10)	(1)	(30)	(3)

Consolidated total	$1,468	$1,378	$4,257	$4,079

Segment profit
Food & Beverage	$107	$86	$255	$178
Home, Health & Beauty	12	6	41	17
Industrial	26	16	59	47
Specialty Chemicals	69	66	189	176
Community Development & Land Management	(1)	(3)	(7)	(10)

Subtotal	213	171	537	408
Non-controlling interests	2	—	2	(2)
Corporate and Other [1]	(67)	(71)	(239)	(267)

Consolidated total [2]	$148	$100	$300	$139

[1]	Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and settlement charges, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.
[2]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The company has presented certain financial measures, defined below, which have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures exclude items that management believes are not indicative of the ongoing operating results of the company.

Pre-tax Income, Net Income and Earnings Per Share – Ex-items

Results from continuing operations, adjusted to exclude the charges and benefits shown below, are not meant to be considered in isolation or as a substitute for pre- and after-tax income and earnings per share from continuing operations determined in accordance with GAAP. Set forth below is a reconciliation of pre- and after-tax income and earnings per share from continuing operations as calculated in accordance with GAAP to the respective financial measures on an adjusted basis.

In millions, except per share amounts (unaudited) Three months ended September 30	2014 Pre-tax Income	2014 Net Income	2014 Earnings Per Share	2013 Pre-tax Income	2013 Net Income	2013 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$148	$105	$0.60	$100	$61	$0.34

Add:
Restructuring and other charges	7	4	0.03	5	4	0.02
Pension settlement charge	—	—	—	1	1	—
Discrete income tax items	—	—	—	—	2	0.01

Income and earnings per share from continuing operations, as adjusted	$155	$109	$0.63	$106	$68	$0.37

In millions, except per share amounts (unaudited) Nine months ended September 30	2014 Pre-tax Income	2014 Net Income	2014 Earnings Per Share	2013 Pre-tax Income	2013 Net Income	2013 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$300	$209	$1.22	$139	$111	$0.62

Add:
Restructuring and other charges	65	47	0.27	37	25	0.14
Pension settlement charge	—	—	—	18	11	0.06

Deduct:
Insurance settlement	(27)	(17)	(0.10)	—	—	—
Discrete income tax items	—	—	—	—	(13)	(0.08)

Income and earnings per share from continuing operations, as adjusted	$338	$239	$1.39	$194	$134	$0.74

EBITDA and EBITDA Margins – Ex-items

Set forth below is a reconciliation of the operational measures of both consolidated and segment-level EBITDA and EBITDA Margins (ex-items) to the most directly comparable GAAP measures, net sales, net income, and segment profit.

Consolidated EBITDA ex-items and EBITDA Margins ex-items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2014	2013	2014	2013

Net income	$108	$80	$212	$160

Add:
Restructuring and other charges	7	5	65	37
Pension settlement and other charges	—	1	—	18
Depreciation, depletion, and amortization	93	96	279	289
Interest expense	54	39	160	117
Income tax provision	41	39	89	30
Non-controlling interests	—	—	—	2

Deduct:
Insurance settlements	—	—	(27)	—
Interest income	(15)	(4)	(42)	(8)
Income from discontinued operations	(1)	(19)	(1)	(51)
Non-controlling interests	(2)	—	(2)	—

EBITDA, as adjusted	$285	$237	$733	$594

Net sales	$1,468	1,378	$4,257	4,079
EBITDA Margin	19.4%	17.2%	17.2%	14.6%

Segment EBITDA and EBITDA Margins

($ in millions)	Sales	Segment profit	Depreciation, depletion and amortization	EBITDA	EBITDA Margins
Three Months Ended September 30, 2014

Food & Beverage	$854	$107	$54	$161	18.9%
Home, Health & Beauty	183	12	16	28	15.3%
Industrial	150	26	11	37	24.7%
Specialty Chemicals	283	69	8	77	27.2%
Community Development and Land Management	8	(1)	—	(1)	NM

Three Months Ended September 30, 2013

Food & Beverage	$796	$86	53	$139	17.5%
Home, Health & Beauty	185	6	19	25	13.5%
Industrial	132	16	9	25	18.9%
Specialty Chemicals	260	66	8	74	28.5%
Community Development and Land Management	6	(3)	—	(3)	NM

($ in millions)	Sales	Segment profit	Depreciation, depletion and amortization	EBITDA	EBITDA Margins
Nine Months Ended September 30, 2014

Food & Beverage	$2,463	$255	$162	$417	16.9%
Home, Health & Beauty	590	41	49	90	15.3%
Industrial	421	59	32	91	21.6%
Specialty Chemicals	800	189	24	213	26.6%
Community Development and Land Management	13	(7)	1	(6)	NM

Nine Months Ended September 30, 2013

Food & Beverage	$2,359	$178	163	$341	14.5%
Home, Health & Beauty	561	17	51	68	12.1%
Industrial	402	47	29	76	18.9%
Specialty Chemicals	746	176	25	201	26.9%
Community Development and Land Management	14	(10)	1	(9)	NM

MeadWestvaco Corporation and consolidated subsidiary companies

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